Exhibit 10.1

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

This AMENDED AND RESTATED ASSET PURCHASE AGREEMENT, dated as of July 1, 2008 (this “Agreement”), by and among LaPolla Industries, Inc., a Delaware corporation (“Buyer”), Air-Tight Marketing & Distribution, Inc., a Georgia corporation (“Seller”), and Larry P. Medford and Ted J. Medford (“Selling Shareholders”) (“Seller” together with “Selling Shareholders”, the “Selling Parties”).

WHEREAS, Seller is engaged in the business of designing, sourcing, marketing and selling spray polyurethane foam and application equipment, for residential, commercial and industrial insulation applications (collectively, the "Business"); and

WHEREAS, Selling Shareholders are the only shareholders of Seller; and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell, assign, transfer, convey and deliver to Buyer, certain of the assets of Seller related to the Business, together with certain obligations and liabilities relating thereto, on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the covenants, agreements, representations and warranties contained herein, intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE OF ASSETS

1.1      Purchase and Sale of Assets.

(a)   Acquired Assets. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing and effective as of the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of the following assets of Seller (collectively, the “Assets”):

(i)      all accounts receivable, machinery and equipment, vehicles, computers, and goodwill of the Business as a going concern;

(ii)      all contracts, agreements, leases, instruments, obligations, arrangements or other understandings (whether written or oral) (including amendments and supplements, modifications, and side letters or agreements) (the “Business Contracts”), identified in Section 1.1(a)(ii) of the written statement delivered to Buyer by Seller herewith and dated as of the date hereof (the “Seller Disclosure Schedule”);

(iii)    all marketing, sales and promotional literature, books, records, files, documents, financial records, bills, accounting, internal and audit records, operating manuals, personnel records, customer and supplier lists and files, preprinted materials and similar materials primarily related to the Assets or those employees of Seller who become Transferred Employees;

(iv)    all rights, title and interests in and to the Rutledge Lease, including Seller’s right to any improvements, fixtures, fittings thereon and appurtenances thereto.  Prior to or at Closing, the Selling Shareholders shall cause the Rutledge Lease to be amended so that at least three (3) years of the term shall remain in duration from and after Closing, with two (2) automatic three (3) year extensions (subject to approval of the terms by Buyer);

(v)     all rights to all telephone numbers related to the Business and the rights to the name “Air-Tight Marketing & Distribution” and the corporate name “Air-Tight Marketing & Distribution, Inc.” and all derivations and variations thereof;

(vi)    all intangible assets related to the Business, including the Business Intellectual Property;

(vii)   all deposits (including security deposits) and prepaid expenses as set forth on Section 1.1(a)(vii) of the Seller Disclosure Schedule;

(viii)  all raw materials, components, work-in-progress, finished products, inventory (other than inventory that have been billed and are being held for customers’ accounts), inventory in-transit, pre-paid deposits for inventory, packaging materials, samples and other accessories related thereto, related to the Business, wherever located;

(ix)     all furnishings, furniture, fixtures, equipment, tools, machinery, art work, office and other supplies, spare parts and other tangible personal property located at Seller’s Rutledge facility covered by the Rutledge Lease as set forth on Section 1.1(a)(ix) of the Seller Disclosure Schedule;

(x)      all rights under warranties, representations and guarantees made by suppliers, manufacturers or contractors related to the Assets;

(xi)     all vendor numbers related to the Business;

(xii)    all sales orders related to the Business as set forth on Section 1.3(a) of the Seller Disclosure Schedule except for sales orders for any portion of inventory included in the calculation of Inventory Value that are not included in the calculation of Inventory Value in the Final Closing Statement; and

(xiii)   the Business’ software and associated data, to the extent transferable by the Selling Parties.

1.2       Excluded Assets. Notwithstanding anything contained herein to the contrary, Seller shall not sell, assign, transfer, convey or deliver to Buyer, and Buyer shall not purchase from Seller any receivables, cash and other assets of Seller specifically set forth in Section 1.2 of the Seller Disclosure Schedule (the “Excluded Assets”).

1.3       Assumption of Liabilities. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing and effective as of the Closing, Buyer shall assume, and agree to pay, perform and discharge when due, only the following Liabilities of Seller (all as listed on Section 1.3 of the Seller Disclosure Schedule and collectively herein, the “Assumed Liabilities”):

(a)   The obligations under purchase orders and sales orders relating to the Business set forth on Section 1.3 of the Seller Disclosure Schedule, except for any liabilities arising out of (A) the failure of Seller or any of its affiliates to comply with the terms of any such orders during the period prior to Closing; (B) indemnity obligations of Seller and its affiliates under orders arising primarily out of events occurring prior to the Closing; or (C) purchase orders for any portion of the inventory included in the calculation of Inventory Value which is included in the Purchase Price;

(b)  the Rutledge Lease with respect to the period from and after the Closing;

(c)   the obligations of Seller under the Business Contracts, but only to the extent such obligations arise from and after the Closing; and

(d)  any Liability of Buyer which relates to, or arises out of, directly or indirectly, the operation of the Business or Buyer’s use of the Assets from and after the Closing.

1.4       Excluded Liabilities.

Except for the Assumed Liabilities, Buyer shall not assume or be liable for any Liabilities of Seller or any other Person, whether or not relating to the Business (the “Excluded Liabilities”), including the following:

(a)   except as otherwise specifically provided herein, all Liabilities relating to Taxes attributable to or imposed upon Seller, the Selling Shareholders or any of their affiliates (or for which Seller, the Selling Shareholders or any of their affiliates may otherwise be liable) for any period (or portion thereof) ending on or prior to the Closing Date;

(b)  any Liability of Seller for any fees, costs or expenses of the type referred to in Section 8.2;

(c)   any Liability relating to any Excluded Asset;

(d)   indebtedness, including amounts loaned or advanced by any lender, or loaned or advanced to Seller by Selling Shareholders or any related party;

(e)   any Liability that relates to, or arises out of, directly or indirectly, the operation of the Business or Seller’s ownership, control or use of the Assets prior to the Closing, including any Liability under any Environmental Laws;

(f)   any Liability under or otherwise attributable to the Benefit Plans (as defined in Section 2.8(a)), including any Liability for benefits payable thereunder;

(g)   any Liability for salary, commission, bonuses, expense reimbursement or other compensation earned by any employee of Seller for periods prior to the Closing or any other employee related Liabilities, including Liabilities relating to severance, workers’ compensation claims or failure to comply with any employment related statute;

(h)  any Liabilities with respect to chargebacks, returns, allowances, promotional agreements or product warranties entered into or regarding sales shipped by Seller prior to the Closing; and

(i)    except expressly as set forth in Sections 1.3 and 1.5(b), any Liability in any way attributable to the performance of services for Seller prior to the Closing by any employee, independent contractor or agent of Seller or any other individuals rendering services to Seller.

1.5      Purchase Price; Allocation.

(a)   Upon the terms and subject to the conditions set forth herein, in consideration for the aforesaid sale, assignment, transfer and conveyance of the Assets and the assumption of the Assumed Liabilities, Buyer shall deliver or cause to be delivered to Seller the Purchase Price.

(b)  For purposes of this Agreement, “Purchase Price” shall mean $1,500,000 in cash, payable in 6 installments, with the first installment of $100,000 due at Closing and 4 subsequent installments of $250,000 each due on the last day of each calendar year of 2008, 2009, 2010, and 2011, and a final installment of $400,000, due on December 31, 2012, subject to adjustment as more fully set forth in the Note (as defined below), and 2,000,000 shares of restricted common stock, par value $.01, of Buyer.  The installment payments are to be evidenced by a Promissory Note (the "Note") in the form attached hereto as Exhibit 1.5(b).

(c)   The Purchase Price (plus the Assumed Liabilities assumed pursuant to Section 1.3 to the extent properly taken into account) will be allocated among the Assets, the restrictive covenant contained in Section 4.9 as set forth in Exhibit 1.5(c) attached hereto, the list of Seller’s customers, and in the manner consistent with Section 1060 of the Code.

(d)   Seller and Buyer shall (i) be bound by the allocation for all Tax purposes; (ii) prepare and file all Tax Returns in a manner consistent with the allocation; and (iii) take no position inconsistent with the allocation in any Tax Return, any proceeding before any taxing authority or otherwise unless required to do so pursuant to a determination as defined in Section 1313 of the Code or a similar provision of state or local Law. In the event that the allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other party and keep the other party apprised of material developments concerning resolution of such dispute.

1.6      Payment of Purchase Price.

(a)   At or prior to Closing, Seller shall prepare in good faith and deliver Buyer a statement (“Estimated Value Statement”) setting forth in reasonable detail the calculation of the estimated Inventory Value, Accounts Receivable, and Accounts Payable as of the open of business on the Closing Date.

(b)  At the Closing, Buyer shall deliver or cause to be delivered to Seller the cash portion of the Closing Payment by wire transfer of immediately available federal funds to an account or accounts designated by Seller. The term “Closing Payment” shall mean an amount equal the first installment of $100,000 towards the Purchase Price and 2,000,000 shares of restricted common stock of Buyer, each payable in the manner required herein.

(c)   Not later than seven (7) business days following the Closing, Buyer shall deliver or cause to be delivered to Seller a share(s) certificate(s) representing 2,000,000 shares of fully paid and nonassessable restricted common stock of Buyer.

1.7      Adjustments to Closing Payment.

(a)   As soon as practicable (but not later than 30 days) following the Closing, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth in reasonable detail the calculation of the Inventory Value, Accounts Receivable, and Accounts Payable, as of the open of business on the Closing Date. The Closing Statement shall be prepared in good faith.

(b)  After receipt of the Closing Statement, Seller shall have ten (10) days to review it. Seller and its representatives shall have full access to all relevant books and records and employees of Buyer in connection with its review of the Closing Statement. Unless Seller delivers written notice to Buyer on or prior to the tenth day after receipt of the Closing Statement of its disagreement as to any amount included in or omitted from the Closing Statement specifying in reasonable detail the basis for its disagreement, Seller shall be deemed to have accepted and agreed to the Closing Statement. If Seller so notifies Buyer of such an objection to the Closing Statement, Seller and Buyer shall within ten (10) days following the date of such notice (the “Resolution Period”) attempt to resolve their differences. Any resolution by them as to any disputed amount shall be final, binding, conclusive and nonappealable.

(c)   If at the conclusion of the Resolution Period there are amounts on the Closing Statement still remaining in dispute, then all such amounts remaining in dispute shall be submitted to a firm of independent public accountants reasonably acceptable to Buyer and Seller and selected from the list attached hereto as Exhibit 1.7(c) (the “Neutral Auditor”). Buyer and Seller agree to execute, if requested by the Neutral Auditor, a reasonable engagement letter. The Neutral Auditor shall act as an arbitrator to determine, based solely on presentations by Buyer and Seller, and not by independent review, only those amounts on the Closing Statement still in dispute. The Neutral Auditor’s determination shall be made within 30 days of its engagement, shall be set forth in a written statement delivered to Buyer and Seller and shall be final, binding, conclusive and nonappealable. The fees and expenses of the Neutral Auditor shall be allocated between Buyer and Seller so that Seller’s share of such fees and expenses shall be equal to the product of (i) and (ii), where (i) is the aggregate amount of such fees and expenses of such Neutral Auditor, and where (ii) is a fraction, the numerator of which is the amount on the Closing Statement in dispute that is ultimately unsuccessfully disputed by Seller (as determined by the Neutral Auditor) and the denominator of which is the total amount in dispute submitted to the Neutral Auditor arbitration. The balance of any such fees and expenses shall be paid by Buyer. The term “Final Closing Statement,” means the definitive Closing Statement deemed accepted by Seller or agreed to by Buyer and Seller in accordance with Section 1.7(b) or the definitive Closing Statement resulting from the determinations made by the Neutral Auditor in accordance with this Section 1.7(c) (in addition to those items theretofore accepted by Seller or agreed to by Buyer and Seller).

(d)   Within five (5) business days of the determination of the Final Closing Statement:

(i)       if the estimated values (calculated as the sum of the inventory and accounts receivable, less the accounts payable) on the Final Closing Statement are less than the Estimated Value Statement, the Seller shall reduce the Purchase Price to Buyer in an amount equal to such difference, which reduction shall be applied against the last payment(s) due to the Selling Parties pursuant to Section 1.5(b); or

(ii)      if the estimated values on the Final Closing Statement are more than the Estimated Value Statement, no adjustment shall occur.

1.8      Closing. Unless this Agreement shall have been terminated pursuant to its terms, the closing of the purchase and sale of the Assets and the other transactions contemplated hereby (the “Closing”) shall take place at the offices of LaPolla Industries, Inc., Intercontinental Business Park, 15402 Vantage Parkway East, Suite 322, Houston, Texas  77032 on July 1, 2008 subject to the satisfaction or waiver of the conditions set forth in Article 6 or such other time and date that is agreed to in writing by the parties hereto (the date on which the Closing occurs, the “Closing Date”).

1.9      Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(a)   one or more assignments and bills of sale for the Assets, in a form reasonably satisfactory to Buyer;

(b)   instruments of assignment with respect to the Intellectual Property included in the Assets;

(c)   a lease assignment with respect to the Rutledge Lease, in a form reasonably satisfactory to Buyer, Seller and the landlord under such lease, subject to the Rutledge Lease meeting the requirements set forth in Section 1.1(a)(iv);

(d)   copies of all necessary consents and approvals of governmental bodies, lenders of the Seller, lessors and other third parties listed on Section 6.1(d) of the Seller Disclosure Schedule;

(e)   the certificates or letters required to be delivered pursuant to Sections 6.2(a),6.2(b), 6.2(f) and 6.2(g); and

(f)   the Licensed Applicator Agreement in the form attached hereto as Exhibit 1.9(f) or otherwise satisfactory to Buyer.

1.10    Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(a)   the Closing Payment;

(b)   an assumption agreement with respect to the Assumed Liabilities, in a form reasonably satisfactory to Seller;

(c)   a lease assumption with respect to the Rutledge Lease, in a form reasonably satisfactory to Buyer, Seller and the landlord under such lease;

(d)   the certificates required to be delivered pursuant to Sections 6.1(a) and 6.1(b);

(e)   executed originals of the Note and Security Agreement; and

(f)    an executed counterpart of the Licensed Applicator Agreement.

1.11    Consents.  Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer, convey or deliver any Asset or any benefit arising under or resulting from such Asset if the sale, assignment, transfer, conveyance or delivery thereof, without the consent of a third party, (i) would constitute a breach or other contravention of the rights of such third party, (ii) would be ineffective with respect to any party to a Business Contract concerning such Asset, or (iii) would, upon transfer, in any way adversely affect the rights of Buyer under such Asset. If the sale, assignment, transfer, conveyance or delivery by Seller to, or any assumption by Buyer of, any interest in, or Liability under, any Asset requires the consent of a third party, then such sale, assignment, transfer, conveyance, delivery or assumption shall be subject to such consent being obtained; it being understood that no adjustment to the Purchase Price shall be made as a result of the failure to transfer or assign any such Asset. To the extent any Asset may not be sold, assigned, transferred, conveyed or delivered to Buyer by reason of the absence of any such consent (“Restricted Assets”), Buyer and Seller, to the extent not prohibited by Law, shall take such action so that the performance obligations of Seller thereunder shall be deemed to be subleased or subcontracted to Buyer, or cause to be taken such other actions in order to place Buyer, insofar as reasonably possible, in the same position as if such Restricted Asset had been transferred as contemplated hereby and so that all the benefits and burdens (including all obligations thereunder) relating to such Restricted Asset, including possession, use, risk of loss, potential for gain, control and command over such Restricted Asset, are to inure from and after the Closing to Buyer. Buyer shall use its reasonable best efforts to assist Seller in obtaining any necessary approvals to such subleases, subcontracts or such other actions. As soon as a consent for the sale, assignment, transfer, conveyance, delivery or assumption of a Restricted Asset is obtained, the applicable Restricted Asset shall be deemed to have been automatically and without further action transferred to Buyer in accordance with the terms of this Agreement.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES

The Selling Parties jointly and severally represent and warrant to Buyer that:

2.1      Corporate Organization; Subsidiaries. Seller (a) is validly existing and in good standing under the laws of its jurisdiction of formation or organization; (b) has full power and authority to carry on the Businesses as it is now being conducted by it and to own the properties and assets used in the Business it now owns; and (c) is duly qualified or licensed to do business as a foreign Person in good standing in all the jurisdictions in which such qualification or licensing is required, except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

2.2      Authorization. Each Selling Party has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Selling Party of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and no other corporate or securityholder actions on the part of such Selling Party are necessary to authorize the execution and delivery by such Selling Party of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Selling Party, and (assuming due and valid authorization, execution and delivery hereof by the other parties to this Agreement) is a valid and binding obligation of such Selling Party enforceable against such Selling Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws affecting creditors’ rights generally and by the availability of equitable remedies.

2.3       Consents and Approvals; No Violation. Except as disclosed in Section 2.3 of the Seller Disclosure Schedule, neither the execution, delivery or performance of this Agreement by such Selling Party nor the consummation by such Selling Party of the transactions contemplated hereby will (i) conflict with or violate any provision of the organizational documents of such Selling Party; (ii) conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of notice, modification, payment, termination, cancellation or acceleration) under, or result in the creation of any Lien upon any of the Assets under, any of the terms, conditions or provisions of any Business Contract or Rutledge Lease; (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation or other similar authoritative matter (“Law”) applicable to such Selling Party or any of their properties or assets except for violations which would not have a Material Adverse Effect or (iv) require on the part of such Selling Party any material filing or registration with, notification to, or authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (a “Governmental Authority”) or, to the knowledge of Seller, any other Person, except, in each case, such filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain or make would not have a Material Adverse Effect.

2.4       Leased Real Property. The lease with respect to Seller’s Rutledge facility located at 145 Newborn Rd., Rutledge, Georgia 30663  (the “Rutledge Lease”) is legal, valid, binding, enforceable, and is in full force and effect, except as enforcement may be limited by bankruptcy, insolvency, reorganization and similar Laws affecting creditors generally and by the availability of equitable remedies. Neither Seller nor, to the knowledge of Seller, any other party is in default, violation or breach in any material respect under the Rutledge Lease.  No event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach either by  Seller, or, to the knowledge of Seller, any other party, in any material respect under the Rutledge Lease.  The consent of the landlord [is/is not] required for assignment of the Rutledge Lease.  Seller has provided Buyer with a true and complete copy of the Rutledge Lease.

2.5       Intellectual Property. Seller either owns, or is licensed to use, all Intellectual Property used or held for use in connection with the operation of the Business (the “Business Intellectual Property”). Section 2.5(a) of the Seller Disclosure Schedule lists (by name, owner, date of first use and, where applicable, registration number and jurisdiction of registration, application, certification or filing) all Business Intellectual Property that are registered, or for which an application for registration is pending, in the name of Seller that is owned by Seller (whether solely or jointly with another Person). Section 2.5(b) of the Seller Disclosure Schedule lists each Business Contract in which any Business Intellectual Property is licensed to or from any third party (except for agreements for the use of commercially available, off-the-shelf software). There are no oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings presently pending with respect to the Business Intellectual Property owned by Seller. Except as set forth on Section 2.5(c) of the Seller Disclosure Schedule, to the knowledge of Seller, the conduct of the Business and the Business Intellectual Property owned by Seller does not infringe on any Intellectual Property or other proprietary rights of any Person.

2.6      Business Contracts. Each Business Contract is a legal, valid and binding obligation of the applicable Seller and, to the knowledge of Seller, the other parties thereto enforceable against the Seller, and to the knowledge of Seller, such other parties in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization and similar Laws affecting creditors generally and by the availability of equitable remedies.  Neither Seller nor, to the knowledge of Seller, any other party to such Business Contract is in default, violation or breach in any material respect under any Business Contract, and to Seller’s knowledge, no event has occurred and is continuing that constitutes or with notice or the passage of time would constitute, a material default, violation or breach in any respect under any Business Contract.  Seller has provided Buyer with a true and complete copy of each Business Contract, and the Business Contracts constitute all of the material contractual obligations of Seller with respect to the Business.

2.7       Assets. Except as set forth on Section 2.7 of the Seller Disclosure Schedule, Seller owns all of the Assets free and clear of all Liens, except Permitted Liens.

2.8      Benefit Plans; ERISA.

(a)   For purposes of this Agreement, “Benefit Plan” shall mean each deferred compensation plan, each incentive compensation or equity compensation plan, “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, retention, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by a Seller.

(b)   No Benefit Plan is or ever has been subject to Title IV or Section 302 of ERISA. No liability under Title IV or Section 302 of ERISA has been incurred by Seller that has not been satisfied in full, and no condition exists that presents a material risk to Seller incurring any such liability.

(c)   Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code.

(d)   No event has occurred and no condition exists that would subject Seller by reason of its affiliation with any or by any trade or business, whether or not incorporated, that together with a Seller would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code to any material liability imposed by ERISA, the Code or other applicable Laws.

2.9      Litigation. Except as set forth on Section 2.9 of the Seller Disclosure Schedule, there is no action, claim, suit, inquiry, judicial or administrative proceeding, audit or investigation by or before any Governmental Authority or arbitral body pending or to Seller’s knowledge, threatened against or involving the Assets, including, without limitation, claims of employment discrimination or violations of health or safety laws or regulations.

2.10    Financial Statements.  Seller has delivered to Buyer copies of  its financial statements for its 2007 fiscal year as well as monthly financial statements for each month of the 2008 fiscal year through May 2008, all of which financial statements: (i) have been prepared in accordance with generally accepted accounting principles consistently applied;  (ii) accurately set forth the gross income of the business; (iii) do not over-state gross receipts of the Business; and (iv) do not under-state expenses and other costs of the Business.  Except as shown on the financial statements or Schedule 2.10 of the Seller Disclosure Schedule, Seller has no Liabilities.

2.11    Financial Condition.  Since the end of Seller's last fiscal year, there has not been:  (i) any material adverse change in the financial condition of the Business or any other event or condition of any character which has had or which may have a material adverse effect on the Business or the Assets; (ii) any damage or destruction, whether or not covered by insurance, materially or adversely affecting the Assets; (iii) any notice of any material change in the purchase orders of, or relationship with, any of the customers of Seller; or (iv) any action or transactions of Seller other than in the ordinary and usual course of business.

2.12     Condition of Assets.  To the best of Seller's knowledge, the Assets are in good repair and operating condition free from any defects except for ordinary wear and tear and such minor defects as will not interfere with the continued use thereof in the conduct of normal operations.

2.13     List of Licenses and Permits.  Section 2.13 of the Seller Disclosure Schedule contains is a complete and accurate list of all licenses, permits, authorizations and approvals required by any federal, state or local governmental authority in connection with the operation of the Business, all of which are in full force and effect, and to the extent assignable shall be assigned to Buyer at Closing.

2.14    Insurance. Section 2.14 of the Seller Disclosure Schedule contains a full and complete list of all current policies of insurance relating to the Assets and/or the Business.

2.15    Environmental Condition.  To the best of its knowledge:  (i) Seller has not violated or incurred any liability under, any of the Environmental Laws, as hereinafter defined; (ii) Seller has not caused or suffered the Premises (as defined below) to contain or be subject to a discharge, as hereinafter defined, of any Regulated Substance, as hereinafter defined; and (iii) the Premises on which the Business and the Assets are located are not the site of any underground storage tanks.  For the purpose of this subparagraph: the term "Environmental Laws" means the Environmental Protection Act, Resource Conservation And Recovery Act, Comprehensive Environmental Protection Act, Soil Erosion And Sedimentation Control Act, Inland Lakes And Streams Act, and all other statutes, laws and ordinances concerning the ecology of lands, all as amended, including all regulations promulgated pursuant thereto; the term "Regulated Substance" means any matter described or defined in, or which is the subject matter of, or of which the manufacture, production, generation, transportation or discharge is regulated or prohibited by any of the Environmental Laws; and the term "discharge" includes, but is not necessarily limited to, emission, disposal and spill.

2.16     Taxes.  Seller has satisfied all of its obligations for state and/or federal sales tax, personal property taxes, unemployment compensation taxes, social security taxes, income taxes, withholding taxes and any other obligations of Seller which may or could constitute a lien on any of the Assets, and Seller agrees to obtain clearance certificates from the applicable governmental authorities and paid receipts for any of the foregoing upon Buyer’s request;  Seller has properly completed and filed in correct form all federal, state, county, local and foreign income, excise, property, sales, use and other tax returns which are required to be filed by Seller up to and including the Closing, all of which have been prepared and filed on a timely basis and in accordance with applicable law; Seller has properly withheld from the salaries, wages or other compensation paid or payable to its officers, employees and other persons, and has paid the appropriate federal, state and local authorities, all amounts required to be withheld therefrom under applicable laws, rules and regulations.

2.17    Premises.  The real property described in the Rutledge Lease (the "Premises") comprise all real property owned, leased or used in connection with the operation of the Business of Seller; the use of the Premises by Seller does not currently violate any applicable zoning, building or use statutes, rules, ordinances or regulations of any federal, state, county or local entity, authority or agency, or any other building or use restriction applicable thereto.

2.18    Employees/Collective Bargaining Agreements.  No collective bargaining agreement presently covers any employees of Seller, nor is any such agreement currently being negotiated by Seller and, to the best knowledge, information and belief of Seller, no attempt to organize any group or all of the employees of Seller has been made or proposed;  Seller is in compliance in all respects with all state and federal laws relating to employment and employment practices, terms and conditions of employment and wages and hours, and Seller has not engaged in any unfair labor practices; to the best of Seller's knowledge, no executive, key employee or group of employees has indicated any intention or desire to decline employment with Buyer, if offered.  Section 2.18 of the Seller Disclosure Schedule lists all of Seller’s employees as well as current salary and benefit information (including such information for those employees on leave).

2.19     Brokers. Seller is not a party to any agreement with any finder, broker or consultant, or in any way obligated to any finder, broker or consultant for any commissions, fees or expenses, in connection with the origin, negotiation, execution or performance of this Agreement.

2.20    Product Warranties.  Section 2.20 of the Seller Disclosure Schedule contains is a complete and accurate list of all product warranties in effect (the "Product Warranties").  Except as disclosed on Section 2.20 of the Seller Disclosure Schedule, there are no outstanding claims, and Seller does not know of any basis for such a claim, with respect to the Product Warranties.

2.21    No Other Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 2, NEITHER SELLER NOR SELLING SHAREHOLDERS MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, REGARDING SELLER, SELLING SHAREHOLDERS, THE BUSINESS OR ANY OF ITS RESPECTIVE ASSETS, LIABILITIES, OPERATIONS OR PRACTICES OR THE CONDUCT OF ANY EMPLOYEES OR CONTRACTORS OF SELLER. EACH OF SELLER AND SELLING SHAREHOLDERS EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION.

2.22     Scope of Representations and Warranties.  The representations and warranties of Seller contained in this Agreement are accurate and complete in all material respects and do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements herein and therein not misleading.  To the best of its knowledge, Seller has disclosed to Buyer all material facts relating to the Assets and/or the Business and the assets, liabilities, operations, financial condition, operating results and prospects of Seller.  There are no facts, conditions or circumstances known to Seller which would or may have a material adverse effect on Seller by reason of any matter relating to defective products designed, manufactured or sold, or services rendered or performed, by Seller under any express or implied warranty with respect to jobs completed, products or goods delivered to customers of Seller or services performed by Seller

2.23    Acceptance of Purchase Price Shares.

(a)   The Selling Shareholders acknowledge that, unless they have been advised by Buyer that a current registration statement is in effect covering the resale of the Purchase Price Shares, because the Purchase Price Shares have not been registered under the Act, the Purchase Price Shares must be held by the Selling Shareholders indefinitely unless subsequently registered under the Act or an exemption from such registration is available. The Selling Shareholders are aware of the provision of Rule 144 promulgated under the Act that permits the limited resale of shares subject to the satisfaction of certain conditions, including, among other things, the satisfaction of having held the Purchase Price Shares for a certain duration of time, the availability of certain current public information about the Buyer, the sale being through a "broker's transaction" (as provided by Rule 144(f)), and the volume of shares sold not exceeding specified limitations (unless the sale is within the requirements of Rule 144(k)).

(b)   The Selling Shareholders each is: (i) an accredited investors as defined in Rule 501(a) of Regulation D of the SEC; (ii)(A) either alone or with the Selling Shareholders’ professional advisor or advisors, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of acquiring the Purchase Price Shares, (B) either alone by reason of the Selling Shareholders’ business or financial experience or together with the Selling Shareholders’ professional advisor or advisors, has the capacity to protect the Selling Shareholders’ interests in connection with acquisition of the Purchase Price Shares; and (iii) able to bear the economic risk of the investment in the Purchase Price Shares, including a complete loss of the investment.

(c)   The Selling Shareholders each has had an opportunity to ask questions of and receive answers from Buyer or its representatives concerning the Purchase Price Shares, all such questions have been answered to the full satisfaction of each Selling Shareholder, and the Selling Shareholders each has had the opportunity to request and obtain any additional information the Selling Shareholders deemed necessary to verify or supplement the information contained therein. Each of the Selling Shareholders has reviewed and understands the disclosure provided in Buyer’s Form 10-K filed with the SEC on April 15, 2008, Form 10-K/A filed with the SEC on April 30, 2008 and Form 10-Q filed with the SEC on May 19, 2008.

(d)   The Selling Shareholders each recognize that an investment in the Purchase price Shares involves substantial risks, and is fully aware of and understands all of the risk factors related to the acquisition of the Purchase Price Shares. Each of the Selling Shareholders has determined that the acquisition of the Purchase Price Shares is consistent with their investment objectives.

(e)   The Selling Shareholders are not relying on Buyer with respect to tax and other economic considerations involved in the acquisition of the Purchase Price Shares and each has carefully considered and has, to the extent they believe such discussion is necessary, discussed with each of their professional, legal, tax, accounting and financial advisors the suitability of an investment in the Purchase Price Shares for each of the Selling Shareholders’ particular tax and financial situation.

(f)   The Selling Shareholders understand that the Purchase Price Shares shall bear one or more of the following restrictive legends:

(i)       "THESE SECURITIES HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR THE SECURITIES LAWS OF ANY STATE.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION AND QUALIFICATION UNDER THE ACT AND SUCH LAWS IS NOT REQUIRED"; and

(ii)      Any legend required by applicable state law.

(g)   he provisions of Rule 144 promulgated under the Act notwithstanding, the Selling Shareholders acknowledge and agree that, in the absence of an effective registration statement with respect to the Purchase Price Shares stating otherwise: (i) A total of one million Purchase Price Shares shall be held by Selling Shareholders for a minimum period of two years from the date of closing, prior to any sale, transfer or hypothecation of such shares; and (ii) a total of one million Purchase price Shares shall be held by Selling Shareholders for a minimum period of three years from the date of closing, prior to any sale, transfer or hypothecation of such shares.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Selling Parties that:

3.1       Corporate Organization. Buyer is a corporation duly formed, validly existing and in good standing under the laws of Delaware. Buyer has delivered to Seller all documents requested by Seller relating to the existence of Buyer, the authority of Buyer to enter into this Agreement and in furtherance of the transactions contemplated by this Agreement, including any financing documents.

3.2       Authorization. Buyer has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and no other corporate or shareholder actions on the part of Buyer are necessary to authorize the execution and delivery by Buyer of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and (assuming due and valid authorization, execution and delivery hereof by the Selling Parties) is a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws affecting creditors’ rights generally and by the availability of equitable remedies.

3.3       No Violation; Consents. Neither the execution, delivery or performance of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will (i) conflict with or violate any provision of the Restated Certificate of Incorporation, as amended from time to time, of Buyer; (ii) conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of notice, modification, payment, termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, permit, contract, agreement or other instrument, obligation, arrangement or understanding to which Buyer is a party or by which it or any of its properties or assets may be bound; (iii) violate any Law applicable to Buyer or any of its properties or assets or (iv) require on the part of Buyer any material filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority, except in the case of clause (ii) or (iv) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain would prevent Buyer from consummating the transactions contemplated by this Agreement.

3.4      Financial Capacity. Buyer has sufficient cash on hand or financing to consummate the transactions contemplated by this Agreement and to pay all fees and expenses of Buyer related to the transactions contemplated by this Agreement.

3.5      Brokers. Buyer is not a party to any agreement with any finder, broker or consultant, or in any way obligated to any finder, broker or consultant for any commissions, fees or expenses, in connection with the origin, negotiation, execution or performance of this Agreement.

ARTICLE 4
COVENANTS

4.1      Taxes; Post-Closing Access.

(a)   All real estate Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller, on the one hand, and Buyer, on the other hand, as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the “Pre-Closing Tax Period”), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.

(b)   After the Closing, upon reasonable notice, Buyer, on the one hand, and Seller, on the other hand, agree to furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants access, during normal business hours, to such information (including access to books and records) and assistance relating to the Assets as are reasonably necessary for financial reporting and accounting matters relating to the Assets, the preparation and filing of any Tax Returns, reports or forms relating to the Assets, the making of any election relating to Taxes, the preparation for any audit, including but not limited to, by any taxing authority, the defense of any Tax or other claim or assessment relating to the Assets or, in the case of Seller, for any lawful purpose relating to the conduct of the Business prior to the Closing, provided, however, that such access and assistance do not unreasonably disrupt the normal operations of Buyer, in the case of access and assistance given to Seller, or Seller, in the case of access and assistance given to Buyer.

(c)   At the request of Seller in reliance on Seller’s representation in Section 2.10 of this Agreement, Seller’s covenant in Section 4.8 of this Agreement, and the Selling Parties’ indemnification obligation in Article 5 of this Agreement, the parties have not complied with the provisions of the “bulk sales,” “bulk transfer” or similar Laws of any state or political subdivision.

4.2      Employees.

(a)   Prior to the Closing, Buyer shall not be prohibited from soliciting any of Seller’s employees and the Selling Parties shall reasonably cooperate with the Buyer in connection with any employment offers contemplated under this Section 4.2.  Buyer shall undertake good-faith efforts to conduct such solicitation in a manner which is not disruptive to Seller's ongoing business activities.

(b)   Effective immediately prior to the Closing, Seller has terminated all employees and will pay any and all obligations arising from that termination.  Effective as of the Closing, the Buyer shall offer employment to all employees listed on Section 4.2(b) of the Seller Disclosure Schedule on terms (including salary) comparable to currently offered terms to such employees by Seller. Any employees receiving offers of employment from the Buyer and who accept such employment offer are hereinafter referred to as “Transferred Employees”.  Buyer may require the Transferred Employees waive any claims against Buyer for any matters arising prior to Closing as a condition of hiring.

4.3      Publicity. Except as may be required by Law, no public announcements relating to the Agreement or the transaction shall be made without the prior consent of the other party. Buyer acknowledges that the Selling Parties will issue a press release relating to the transactions contemplated by this Agreement and will file a Form 8-K with the United States Securities and Exchange Commission which will include a copy of this Agreement, provided, that Buyer will have an opportunity to review and comment on the Form 8-K and press release prior thereto.

4.4       Information and Access. Prior to the Closing, Seller shall permit representatives of Buyer to have reasonable access during normal business hours, and in a manner so as not to interfere with the normal operations, to all premises, properties, personnel, accountants, books, records, contracts and documents of or pertaining to the Business. Buyer shall and shall cause each of its representatives to treat and hold as confidential such information.

4.5      Confidentiality. The Selling Parties agree that, from and after the Closing, except as otherwise consented to in writing by Buyer or to comply with this Agreement or applicable Laws, (i) they will not directly or indirectly disclose or use in a manner adverse to Buyer or the Business, any confidential information related to the Business or the Assets, and (ii) if any of the Selling Parties receive a request to disclose all or any part of such confidential information in connection with a legal proceeding, such party will (A) promptly notify Buyer of the existence, terms and circumstances surrounding such request, to the extent permitted by Law, (B) if requested by Buyer, seek a protective order with respect to the disclosure of such confidential information at the expense of Buyer, and (C) in the event no such protective order or other remedy is obtained and disclosure of such information is required, exercise their reasonable best efforts, if requested by Buyer, to obtain an order or other reliable assurance that confidential treatment will be accorded to such confidential information required to be disclosed, at the reasonable expense of Buyer.

4.6      Further Assurances. After the Closing, the Selling Parties shall, from time to time, at the request of Buyer, and without further expense to Buyer, execute and deliver such other instruments of conveyance and transfer (including powers of attorney) as Buyer may reasonably request, in order to more effectively consummate the transactions contemplated hereby and to vest in Buyer good and marketable title to the Assets (or in the case of the Rutledge Lease, valid leasehold interests), including assistance in the collection or reduction to possession of any such Assets.

4.7      Change of Name. On the Closing Date, Seller shall amend its organizational documents so as to delete therefrom the words “Air-Tight Marketing & Distribution” or “Air-Tight Marketing & Distribution, Inc.” as applicable and will file, as promptly as practicable, but in no event later than three (3) business days therafter, such documents as are necessary to reflect such name change in its state of formation or organization and the other jurisdictions where it is qualified to do business as a foreign Person. Seller further agrees that, from and after the Closing, except as otherwise provided in the Licensed Applicator Agreement, Seller will not adopt any name that is confusingly similar to “Air-Tight Marketing & Distribution” or “Air-Tight Marketing & Distribution, Inc.”.

4.8      Discharge of Excluded Liabilities; Post-Closing Operations of Seller. From and after the Closing, Selling Shareholders shall cause Seller to pay and discharge, when due, the Excluded Liabilities.

4.9       Non-Competition and Related Matters.

(a)   Non-Competition.  As a material inducement to Buyer entering into this Agreement, the Selling Parties agree that they shall not for a period of five (5) years (“Restricted Period”), either directly or indirectly, for himself or any third party, anywhere in North America:  (a) engage in or have any interest in any activity that directly or indirectly competes or intends to compete with the business of Buyer or of any of its affiliates (which for purposes hereof shall include all subsidiaries or parent companies of Buyer, now or in the future during the Restricted Period), as currently conducted and contemplated and disclosed to the Sellers, including without limitation, accepting employment from or providing consulting services to any such competitor, owning any interest in or being a partner, shareholder or owner of any such competitor, (b) solicit, induce, recruit, or cause another person in the employ of Buyer or its affiliates or who is a consultant or independent contractor for Buyer or its affiliates to terminate his employment, engagement or other relationship with Buyer or its affiliates, or (c) except as permitted in the Licensed Applicator Agreement, solicit or accept business from any individual or entity which shall have obtained the goods or services of, or purchased goods or services from, Seller or Buyer or which otherwise competes with or engages in a business which is competitive with or similar to the business of Buyer or any of its affiliates, (d) except as permitted in the Licensed Applicator Agreement, call on, solicit or accept any business from any of the actual or targeted prospective customers of Seller or Buyer and its affiliates (the identity of and information concerning which constitute trade secrets and Confidential Information of Buyer) on behalf of any person or entity in connection with any business competitive with the business of Buyer, nor shall Sellers make known the names and addresses of such customers or any information relating in any manner to Seller’s or Buyer’s trade or business relationships with such customers.

(b)   Acknowledgment by Selling Parties.  The Selling Parties acknowledge and confirm that (i) the restrictive covenants contained in this Agreement are reasonably necessary to protect the legitimate business interests of the Buyer, and (ii) the restrictions contained in this Agreement (including without limitation the geographic area and length of the term of the provisions of Section 2 are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Selling Shareholders acknowledge and confirm that their special knowledge of the business of Seller is or will be such as would cause Buyer serious injury or loss and substantially diminish the value of the Business if he were to use such ability and knowledge to the benefit of a competitor or were to compete with Buyer in violation of the terms of this Agreement. The Selling Parties further acknowledges that the restrictions contained in this Agreement are intended to be, and shall be, for the benefit of and shall be enforceable by, Buyer’s successors and assigns and shall be enforced to the fullest extent of the law applicable at the time that Buyer deems it necessary or advisable to enforce the restrictive covenants and other provisions of this Agreement.

(c)   Injunctive Relief; Damages.  Because of the difficulty of measuring economic losses to Buyer as a result of a breach of the covenants in this Agreement, and because of the immediate and irreparable damage that could be caused to Buyer for which it would have no other adequate remedy, the Selling Parties agree that the covenants in this Agreement may be enforced by Buyer in the event of breach by any of the Selling Parties, by injunctions and restraining orders. Nothing herein shall be construed as prohibiting Buyer from pursuing any other available remedy for such breach or threatened breach, including recovery of damages.

(d)  Severability; Reformation; Independent Covenants. The covenants in this Agreement are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed. Each covenant and agreement of the Selling Parties in this Agreement shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action by the Selling Parties against Buyer (including the affiliates thereof), whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of such covenants or agreements.  It is specifically agreed that the periods of restriction during which the agreements and covenants of the Selling Parties made in this Agreement shall be effective, shall be computed by extending such periods by the amount of time during which the Selling Parties each is in violation of any provision of this Agreement. The covenants contained in this Agreement shall not be affected by any breach of any other provision hereof by any party hereto.

(e)   Survival.  The obligations of the parties under this Agreement shall survive the termination of this Agreement.

4.10    “As Is” Condition. Subject to the representations and warranties of the Selling Parties set forth in Article 2 with respect to the Assets, Buyer agrees that it shall accept all Assets in an “As Is” “Where Is” condition at the Closing.  Except as otherwise expressly provided in Article 2, Seller makes no warranty with respect to the resale value, condition or use of the Assets, whether expressed or implied, including, without limitation, any implied warranty of merchantability or fitness for a particular purpose.

4.11     Administration of Accounts and Related Matters.

(a)   All payments and reimbursements made in the ordinary course of business by any third party in the name of or to Seller or any affiliate thereof in connection with or arising out of the Assets or the Assumed Liabilities after the Closing Date, or any inventory that is part of the Assets that is returned to Seller or any affiliate thereof, shall be held by such Person in trust for the benefit of Buyer and, immediately upon receipt by such Person of any such payment, reimbursement or inventory such Person shall pay over to Buyer the amount of such payment or reimbursement or deliver to Buyer such inventory without right of set off.

(b)  All payments and reimbursements made in the ordinary course of business by any third party in the name of or to Buyer or any affiliate thereof in connection with or arising out of the Excluded Assets or Excluded Liabilities after the Closing Date shall be held by such Person in trust for the benefit of Seller and, immediately upon receipt by such Person of any such payment or reimbursement, such Person shall pay over Seller the amount of such payment or reimbursement without right of set off.

ARTICLE 5
SURVIVAL AND INDEMNIFICATION

5.1      Survival of Representations, Warranties and Covenants. All representations and warranties of each party contained in this Agreement shall survive the Closing, for a period ending twelve months from the Closing Date, except that: (a) the representations and warranties set forth in Sections 2.1, 2.2, 2.7, 2.8, 3.1 and 3.2 shall survive until the applicable statute of limitations has run plus 30 days; and (b) all representations or warranties shall survive beyond such period with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such applicable period in accordance with Section 5.3(a) hereof. The covenants and agreements contained herein shall survive the Closing without limitation as to time unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for such specified term.

5.2       Indemnification.

(a)   Subject to the limits set forth in this Article 5, the Selling Parties agree to jointly and severally indemnify, defend and hold Buyer, its officers, directors, employees, agents, representatives and affiliates, harmless from and in respect of any and all actual losses, damages, costs and expenses (including, demands, suits, claims, actions, assessments, Liabilities, judgments, expenses of investigation and reasonable fees and disbursements of counsel) (collectively, “Losses”), that they may incur arising out of or due to (i) the breach of any representation or warranty of any of the Selling Parties contained in this Agreement, (ii) the breach by any of the Selling Parties of any covenant, undertaking or other agreement of any of the Selling Parties contained in this Agreement, (iii) the Excluded Liabilities, (iv) enforcing the indemnification rights of Buyer pursuant to this Article 5, (v) non-compliance with any applicable bulk sales laws and (vi) transfer, sales or use taxes arising from the transactions contemplated in this Agreement.

(b)  Subject to the limits set forth in this Article 5, Buyer agrees to indemnify, defend and hold the Selling Parties and their respective officers, directors, employees, agents, representatives and affiliates, harmless from and in respect of any and all Losses that they may incur arising out of or due to (i) the breach of any representation or warranty of Buyer contained in this Agreement, (ii) the breach by Buyer of any covenant, undertaking or other agreement of Buyer contained in this Agreement, (iii) the Assumed Liabilities, and (iv) enforcing the indemnification rights of the Selling Parties pursuant to this Article 5.

(c)   Neither the Selling Parties nor Buyer shall have any liability with respect to matters described in Sections 5.2(a) or 5.2(b), respectively, for Losses (other than in the case of fraud) until the total of all Losses exceeds $25,000 and then the full amount of such Losses shall be subject to indemnification hereunder. The parties hereby acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than in the case of fraud) relating to the subject matter of this Agreement and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Article 5. In no event shall a party be entitled to recover any consequential or punitive damages of any kind under this Agreement. For the purposes of computing the amount of any Losses incurred under this Article 5 there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payment or reimbursements actually received in the respect of such Losses or any of the circumstances giving rise thereto, other than pursuant to this Agreement. The indemnification obligations of the Selling Parties under Sections 5.2(a)(i) and 5.2(a)(ii) and the indemnification obligations of Buyer under Sections 5.2(b)(i) and 5.2(b)(ii) shall survive the Closing Date for only the periods specified in Section 5.1 and no claim for the recovery of Losses may be asserted by either the Selling Parties or Buyer after such periods specified in Section 5.1. The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.   Subject to the foregoing, the Note shall permit Buyer to offset any unpaid obligations of the Selling Parties pursuant to Section 5.2(a) above from any amounts due thereunder in addition to any and all other remedies provided herein or at law or in equity.

5.3       Claims for Indemnification.

(a)   The parties intend that all indemnification claims be made as promptly as practicable by the party seeking indemnification (the “Indemnified Party”). Whenever any claim shall arise for indemnification, the Indemnified Party shall promptly notify the party from whom indemnification is sought (“Indemnifying Party”) of the claim, and the facts constituting the basis for such claim. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent the Indemnifying Party demonstrates that the defense of such action is materially prejudiced thereby.

(b)         With respect to claims made by third parties, the Indemnifying Party, upon acknowledgement of its obligations under the terms of the indemnity hereunder in connection with such third party claim, shall be entitled to assume the defense of such action or claim with counsel reasonably satisfactory to the Indemnified Party. No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement without the consent of the Indemnified Party (A) if such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such claim, (B) if such judgment or settlement would result in the finding or admission of any violation of Law, or (C) if as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement would interfere with or adversely affect the business, operations or assets of the Indemnified Party. The Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in the defense against any such asserted claim. The Indemnified Party shall have the right to participate at its own expense in the defense of such asserted claim, but shall not be entitled to settle or compromise such asserted claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld. Notwithstanding the foregoing, if (i) the claim for indemnification is with respect to a criminal proceeding, action, indictment, allegation or investigation against the Indemnified Party, (ii) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, (iii) the Indemnifying Party has failed or is failing to vigorously prosecute or defend such claim or shall have failed to have engaged counsel reasonably satisfactory to the Indemnified Party within a reasonable period of time or (iv) the claim seeks an injunction or other equitable relief against the Indemnified Party, then (A) the Indemnifying Party shall not be entitled to assume the defense of any such claim or action, (B) the Indemnified Party shall have the right to conduct and control the defense of such action or claim with counsel of its choosing and the reasonable legal and other expenses incurred by the Indemnified Party shall be borne by the Indemnifying Party and (C) the Indemnifying Party shall not be bound by any defense or settlement that the Indemnified Party shall make in respect to such action or claim without the consent of the Indemnifying Party.

ARTICLE 6
CONDITIONS TO CLOSING

6.1       Conditions to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by Seller) of each of the following conditions on or prior to the Closing Date:

(a)   the representations and warranties of Buyer contained in this Agreement shall be true and correct, without giving effect to any qualification as to materiality (or any variation of such term) contained in any particular representation or warranty, on and as of, the Closing Date, as though such representations and warranties were made on and as of the Closing Date, except to the extent that any such breach together with all other such breaches does not materially impair Buyer’s ability to perform its obligations hereunder. Buyer shall have delivered to Seller a certificate of its duly-authorized office, dated as of the Closing Date, to the foregoing effect;

(b)   Buyer shall have performed and complied in all material respects with all covenants to be performed or complied with by it on or prior to the Closing Date. Buyer shall have delivered to Seller a certificate, dated the Closing Date, to the foregoing effect;

(c)   no Law shall have been enacted, issued, promulgated, enforced or entered which is in effect and has the effect of making the sale of the Assets by Seller to Buyer or any of the other transaction contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the sale of the Assets by Seller to Buyer or any of the other transactions contemplated by this Agreement; and

(d)   the consents, authorizations, approvals and waivers set on the Seller Disclosure Schedule 6.1(d) shall have been obtained.

6.2       Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by Buyer) of each of the following conditions on or prior to the Closing Date:

(a)   the representations and warranties of Seller and Selling Shareholders contained in this Agreement shall be true and correct, without giving effect to any qualification as to materiality or Material Adverse Effect (or any variation of such terms) contained in any particular representation or warranty, on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent any such breach together with all other such breaches does not, or could not reasonably be expected to constitute a Material Adverse Effect. Seller shall have delivered to Buyer a certificate of its President, a Vice President or Secretary, dated the Closing Date, to the foregoing effect;

(b)  Seller shall have performed and complied in all material respects with all covenants to be performed or complied with by it on or prior to the Closing Date. Seller shall have delivered to Buyer a certificate of its President, a Vice President or Secretary, dated the Closing Date, to the foregoing effect; and

(c)   no Law shall have been enacted, issued, promulgated, enforced or entered which is in effect and has the effect of making the sale of the Assets by Seller to Buyer or any of the other transaction contemplated by this Agreement illegal or otherwise restraining, or prohibiting the consummation of the sale of the Assets by Seller to Buyer or any of the other transactions contemplated by this Agreement.

(d)   Buyer shall have obtained any required written consents of its lender, ComVest Capital LLC, to this Agreement and the Option Agreement with Ted J. Medford, on terms acceptable to Buyer in its sole discretion.

(e)   Each of the Transferred Employees identified on Section 4.2(b) of the Seller Disclosure Schedule as "Key Employees" shall have entered into employment agreements with Buyer on terms acceptable to Buyer in its sole discretion.

(f)    Seller shall have delivered to Buyer a Tax Clearance letter from the Georgia Department of Revenue.

(g)   Seller shall have delivered to Buyer a sales tax exemption resale certificate with respect to inventory included in the Assets.

(h)   Buyer shall have received a lien search report with respect to the Assets which shall be satisfactory to Buyer in all respects.

ARTICLE 7
TERMINATION

7.1       Termination. This Agreement and the transactions contemplated hereby may be terminated in any of the following ways at any time before the Closing and in no other manner:

(a)   by mutual written consent of Buyer, Seller and Selling Shareholders;

(b)   by Buyer or Selling Parties (if such terminating party is not then in default of any of its obligation hereunder), by written notice to the other, if the Closing shall not have occurred on or before July 1, 2008;

7.2      Effect of Termination. In the event this Agreement is terminated pursuant to Section 7.1, all further obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 4.4, 7.2 and 8.2, and except that nothing in this Section 7.2 shall relieve any party hereto of any liability for breach of this Agreement prior to such termination.

ARTICLE 8
MISCELLANEOUS

8.1       Amendment, Extension and Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.2      Expenses. Each party shall pay its own legal, accounting and other miscellaneous expenses incident to the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

8.3      Entire Agreement; No Third-Party Beneficiaries. This Agreement, and the Seller Disclosure Schedule constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  This Agreement shall be deemed to replace the Asset Purchase Agreement entered into between the parties on June 3, 2008 (the "Former Agreement").

8.4      Headings. The Article and Section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.5      Notices. All notices, requests, demands and other communications made under or by reason of the provisions of this Agreement shall be in writing and shall be given by hand delivery, overnight air courier or facsimile transmission to the parties at the addresses set forth below.

If to any of the Selling Parties:	Larry P. Medford and Ted J. Medford
179 West Main Street
P.O. Box 311
Rutledge, Georgia  30663
Fax: 706-557-3205

With a copy (which shall not constitute notice)
given in the manner prescribed above, to:	Lawrence M. Merlin
Friedman, Dever & Merlin, LLC
5555 Glenridge Connector, Suite 925
Glenridge Highlands
Atlanta, Georgia  30342
Fax: (404) 236-8609

If to Buyer:	LaPolla Industries, Inc.
15402 Vantage Parkway East, Suite 322
Houston, Texas  77032
Fax: (281) 219-4710

With a copy (which shall not constitute notice)
given in the manner prescribed above, to:	Matthew A. Kornhauser
Hoover Slovacek, LLP
5847 San Felipe, Suite 2200
Houston, Texas  77057
Fax: (713) 977-5395

Any such notice, request, demand or other communication shall be deemed to have been received (i) when delivered, if delivered by hand or sent by facsimile, or (ii) on the second (2nd) business day after dispatch, if sent by overnight air courier.

8.6      Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns, but this Agreement may not be assigned by any party without the written consent of the other parties.

8.7      Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

8.8      Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas, without giving effect to the conflict of laws provisions thereof.

8.9      Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. The words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

8.10    Jurisdiction and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflict of laws principles to the extent that such principles would require the application of laws other than the laws of the state of Texas.  Jurisdiction and venue for any action brought hereunder or in connection herewith shall be in Harris County, Texas and the parties hereto waive any claim that such forum is inconvenient.

8.11    Arbitration.   It is the goal of the parties to maintain, at all times, a constructive and positive relationship on the matters described above. However, should a dispute arise between the parties, the parties believe that a prompt and fair resolution is in the interests of all concerned. To this end, if any controversy or claim arises out of or relating to this Agreement in connection with the above described or any other matters, both parties waive any right to bring a court action or have a jury trial and agree that the dispute shall be submitted to binding arbitration to be conducted in the city of Houston, county of Harris, state of Texas before the American Arbitration Association (“AAA”) in accordance with the Commercial Arbitration Rules of the AAA.

8.12     Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which it may be entitled, at law or in equity.

8.13     Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ARTICLE 9
CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Act” means the Securities Act of 1933, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Intellectual Property” means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, brand names, inventions, copyrights and copyright rights, processes, formulae, trade dress, business and product names, logos, slogans, trade secrets, industrial models, patterns, designs, methodologies, computer programs and related documentation, technical information, manufacturing, engineering and technical drawings and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

“Liabilities” means any and all debts, losses, expenses, liabilities, damages, fines, costs, royalties, proceedings, deficiencies or obligations of any nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether or not resulting from third-party claims) and any out-of-pocket costs and expenses (including attorneys, accountants or other fees) including any liability for Taxes.

“Liens” means all mortgages, pledges, security interests, deeds of trust, liens, charges, options, conditional sales contracts, restrictions, easements, rights of way, title defects or other encumbrances or restrictions of any nature whatsoever.

“Material Adverse Effect” means any event, change, development, effect or occurrence that has a material adverse effect on (i) the business, customers, operations, properties, condition (financial or otherwise), assets or Liabilities of Seller or the Business, or (ii) the ability of any of the Selling Parties to consummate the transactions contemplated by this Agreement.

“Permitted Liens” means (a) Liens for Taxes, assessments and governmental charges or levies not yet due and payable, or if due, (A) not delinquent or (B) being contested in good faith by appropriate proceedings; (b) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business that are not, individually or in the aggregate, material or if the underlying obligations are not past due; (c) with respect to real property only, survey exceptions, Liens, and all matters of record (including, but not limited to, easements, rights of way, zoning and building codes and ordinances) that do not, individually or in the aggregate, materially adversely affect the value of such real property or the use of such real property; or (d) Liens set forth on the Seller Disclosure Schedule in 9 (Permitted Liens Schedule).

“Person” means any corporation, individual, joint stock company, joint venture, partnership, limited liability company, unincorporated association, Governmental Authority, country, state or political subdivision thereof, trust or other entity.

“Purchase Price Shares” means the 2,000,000 shares of fully paid and nonassessable restricted common stock delivered to Selling Shareholders as part of the Purchase Price.

“Seller’s Knowledge” or “Knowledge of Seller” means the actual knowledge of Larry P. Medford and Ted P. Medford after due investigation and inquiry.

“Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges, including all federal, state, local, foreign and other income, environmental, add-on, minimum, franchise, profits, capital gains, capital stock, capital structure, transfer, sales, gross receipt, use, ad valorem, service, service use, lease, recording, customs, occupation, property, excise, gift, severance, windfall profits, premium, stamp, license, payroll, social security, employment, unemployment, disability, value-added, withholding, escheat and other taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges of any kind whatsoever and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by an governmental authority, penalties, fines and interest, and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person, regardless of whether disputed.

“Tax Return” means any return, report, declaration, information return, filing or other document (including any amendments thereto or related or supporting information) filed or required to be filed with respect to Taxes.

[THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by the duly authorized officer of each of the Seller, Selling Shareholders and Buyer as of the day and year first above written.

LAPOLLA INDUSTRIES, INC.

By:	/s/ Douglas J. Kramer, CEO
Name:	Douglas J. Kramer
Title:	President and CEO

AIR-TIGHT MARKETING & DISTRIBUTION, INC.

By:	/s/ Ted J. Medford
Name:	Ted J. Medford
Title:	President

LARRY P. MEDFORD

By:	/s/ Larry P. Medford by Ted J. Medford, POA
Individually and as Shareholder of
Air-Tight Marketing & Distribution, Inc.

TED J. MEDFORD

By:	/s/ Ted J. Medford
Individually and as Shareholder of
Air-Tight Marketing & Distribution, Inc.

EXHIBIT 1.5(b)

PROMISSORY NOTE

$1,400,000.00	July 1, 2008

Houston, Texas

FOR VALUE RECEIVED, the undersigned, LaPolla Industries, Inc., a Delaware corporation ("Maker"), promises to pay to the order of AirTight Marketing & Distribution, Inc., a Georgia corporation, Larry P. Medford and Ted J. Medford (collectively herein called "Payee", which term shall herein in every instance refer to any owner or holder of this Note) the sum of One Million Four Hundred Thousand and No/100 Dollars ($1,400,000.00), payable as hereinafter stated being payable in lawful money of the United States of America at 179 West Main Street, P.O. Box 311, Rutledge, Georgia  30663 or at such other place as Payee may hereafter designate in writing.

The principal balance hereof advanced and from time to time remaining unpaid shall be paid in four (4) equal installments of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), payable to Payee on the last of each calendar year, with the first such payment due December 31, 2008, and continuing thereafter until a final installment representing the remaining principal balance shall have been repaid in accordance with the terms hereof on December 31, 2012 (the "Final Payment").  Notwithstanding the foregoing, in the event Maker is entitled to any adjustment of the Purchase Price in accordance with Section 1.7 of that certain Amended and Restated Asset Purchase Agreement by and between Maker as buyer and Payee, as seller (the "Asset Purchase Agreement"), dated July 1, 2008, the Final Payment shall be adjusted accordingly and Maker's obligations hereunder shall be adjusted to reflect the adjusted amount under the Asset Purchase Agreement.  In addition, Maker shall be entitled to offset any amount due hereunder by the amount of any Losses (as defined in Section 5.2(a) of the Asset Purchase Agreement) suffered by Maker.  Maker may prepay this Note in whole or in part at any time without being required to pay any penalty or premium for such privilege.

Notwithstanding the foregoing, in the event the none of the New Division Gross Sales Targets (as defined herein) shall be met, the Final Payment shall be reduced by $150,000.00, such amount being deemed waived and released by Payee for all purposes herein.  The term "New Division Gross Sales Targets" shall mean Base Gross Revenue [as defined in that certain Executive Employment Agreement between Ted J. Medford and Maker dated as of the date hereof (the "Employment Agreement")] of the New Division (as defined in the Employment Agreement) for the applicable calendar year as follows:

Calendar Year	Base Gross Revenue
2008	$14,000,000.00
2009	$17,000,000.00
2010	$20,000,000.00
2011	$23,000,000.00
2012	$26,000,000.00

The principal balance hereof advanced and from time to time remaining unpaid shall not bear interest.   Notwithstanding the foregoing, with respect to all past due and matured amounts due Payee hereunder such past due amounts shall bear interest at a per annum rate equal to to the lesser of: (i) the rate from time to time published by the Wall Street Journal as the prime rate for commercial banks, which interest rate (herein called "Stated Rate") shall change when and as said prime rate shall change, effective at the close of business on the day of such change or (ii) the maximum lawful rate of interest permitted by the applicable usury laws, now or hereafter enacted, which interest rate (herein called "Maximum Rate") shall change when and as said laws shall change, effective at the close of business on the day such change in said laws becomes effective.  Notwithstanding the foregoing if at any time the Stated Rate shall exceed the Maximum Rate and thereafter the Stated Rate shall become less than the Maximum Rate, then interest hereon shall accrue at a rate equal to the Maximum Rate until the aggregate amount of interest accrued hereunder equals the aggregate amount of interest which would have accrued hereunder at the Stated Rate without regard to any usury limit.

This Note shall be governed by and construed under the applicable laws of the State of Texas and the laws of the United States of America, except that Chapter 346 of the Texas Finance Code, as amended (which regulates certain revolving credit loan accounts and revolving tri-party accounts), shall not apply hereto.

For purposes of any suit relating to this Note, Maker hereof submits itself to the jurisdiction of any Court sitting in the State of Texas and further agrees that venue in any suit arising out of this Note or any venue shall be fixed in Harris County, Texas.

LaPolla Industries, Inc.
a Delaware corporation

By:	/s/ Douglas J. Kramer, CEO
Name:	Douglas J. Kramer
Title:	President and CEO

EXHIBIT 1.5(c)

AGREED ALLOCATION OF PURCHASE PRICE

		Debit	Credit
Current Assets
Cash	$125.28
Checking-Regions	$32,954.74
Bank of Madison	$715.17
Accounts Receivable	$1,446,585.73
Undeposited Funds	$0.02
Inventory Asset	$306,550.93
Employee Advance	$21,610.23
Loans to Shareholders	$19,264.16
Total		$1,827,806.26

Fixed Assets		$458,881.18

Current Liabilities
Accounts Payable	$1,884,101.13
Credit Cards	$771,632.39
Other Current Liabilities	$(1,280.41)
Total			$2,654,453.11

Long Term Liabilities			$206,243.80

Purchase Price
Cash			$1,500,000.00
Common Stock			$1,480,000.00
Goodwill		$2,054,009.47
Other Intangible Assets:
Trademark		$750,000.00
Customer List		$750,000.00
		$5,840,696.91	$5,840,696.91

EXHIBIT 1.7(c)

LIST OF NEUTRAL AUDITORS

1.	UHY LLP, HOUSTON, TEXAS
2.	ROBINSON RABINOWITZ BERNSTEIN, ATLANTA, GEORGIA

EXHIBIT 1.9(f)

FORM OF LICENSED APPLICATOR AGREEMENT

(**Omitted for Confidentiality Reasons**)